Exhibit 99.1

PRESS RELEASE
CONTACT:  MICHAEL SENKEN
 PHONE:  (770) 651-9100

MIMEDX ANNOUNCES RECORD QUARTERLY RESULTS

Revenue Increases by 69% Over 2013 First Quarter

Marietta, Georgia, April 25, 2014, (PR Newswire) -- MiMedx Group, Inc.  (NASDAQ: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today its results for the quarter ended March 31, 2014.

Highlights include:

•	Revenue exceeds upper end of guidance and increases by 69% over Q1 2013

•	10th consecutive quarter of meeting or exceeding revenue guidance

•	9th consecutive quarter of positive Adjusted EBITDA*

•	Adjusted EBITDA* increased by 77% over Q1 2013

•	Added 46 direct sales professionals during Q1 2014

•	Company reiterates second quarter revenue guidance of $21.5 - $23.5 million and

•	Full year 2014 revenue guidance of $95.0 - $110.0 million

First Quarter 2014 Results
The Company recorded record revenue for the first quarter of 2014 of $19.6 million, an increase of 69% over 2013 first quarter revenue of $11.6 million, and above the guidance of $18 million to $19.5 million. The Company’s gross margins for the quarter ended March 31, 2014 were 85% as compared to 84% in the first quarter of 2013. Earnings before interest, taxes, depreciation, amortization, share-based compensation (Adjusted EBITDA*) for the quarter ended March 31, 2014 were $2.0 million, a $0.9 million or 77% improvement, as compared to the Adjusted EBITDA* of $1.1 million for the first quarter of 2013. The Net Loss for the first quarter of 2014 was $.9 million, as compared to the Net Loss of $1.6 million in the prior year first quarter.

Management Commentary on Results
Parker H. “Pete” Petit, Chairman and CEO, said, “We are very pleased with our first quarter performance. We exceeded the upper end of our guidance range and marked our 10th straight quarter of meeting or exceeding our revenue forecast. Quarter-over-quarter revenue growth was extremely solid with a 77% increase over the first quarter of 2013. I am especially pleased with our management team’s ability to handle this amount of top line growth and continue to make progress on improving our profitability. The first quarter was our 9th consecutive quarter of positive Adjusted EBITDA*, and our gross margins remained very strong at 85%. As we further accelerate the rapid growth of our Company, we will continue to invest heavily in the critical growth drivers of our business. These are principally investments in our sales organization and in our clinical studies and trials.”

Petit continued, “We are pleased with the way our organization responded to the market’s confusion resulting from the January 1, 2014 implementation of the Hospital Outpatient Prospective Payment System (“OPPS”) Final Rule issued by the Centers for Medicare and Medicaid Services (“CMS”). Whenever a major change in reimbursement methodology is implemented, there is the potential for a temporary period of confusion with the wound care centers and physicians. We anticipated this confusion and pursued an initiative to provide detailed communications and education to the wound care centers and physicians’ staff to minimize the reimbursement confusion. By the end of February, it appeared that the majority of wound care centers had effectively implemented the necessary changes. As a result, our March revenue grew significantly. It is important to reiterate our belief that this change in reimbursement methodology by CMS is very favorable to MiMedx and our size appropriate and clinically effective allografts. We expect second, third and fourth quarter’s growth rates to be favorably impacted.”

Wound care sales continued to be the primary driver of the Company’s first quarter revenue growth, increasing by 136% over first quarter of 2013. Bill Taylor, President and COO, stated, “Contributing to our rapid growth is our aggressive expansion of our direct sales force. We ended 2013 with 76 sales professionals in our direct sales force. We added 46 sales professionals to our sales force

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

during the first quarter, and ended the quarter with 122 sales professionals in our direct sales force. The primary focus of our expansion strategy is in the area of advanced wound care, and to a lesser extent, in the orthopedic and spinal surgery area. We are very excited about the wealth of experience and relationships these new professionals bring to the Company. We expect these additions to begin impacting our sales growth in the second quarter and beyond.”

The Company reported that at this time, EpiFix® is covered for the Blue Cross and Blue Shield members in 23 states and coverage is provided for the members in plans offered by many additional private payers. EpiFix® also has coverage from 18 traditional state Medicaid programs and a number of Managed Medicaids plans throughout the country.

Petit added, “A crucial factor in gaining expanded reimbursement coverage is the continued initiation and management of clinical trials. We are increasing our investment in this vital contributor to our Company’s growth. Commercial health plans diligently evaluate the clinical efficacy of products approved for reimbursement. Their evaluation is focused on the results of published evidence-based clinical studies. We have presented health plans with a large portfolio of study data, including clinical data and results from Randomized Controlled Trials (RCTs) and cross-over clinical studies. With our continually expanding sources of evidenced-based results, we are gaining significant momentum in receiving awards of coverage.”

“In March, we had our first Pre-Investigational New Drug (“IND”) meeting at the FDA. We had an extremely productive meeting regarding our plans for our first targeted Biologics License Application (“BLA”), and we anticipate additional interactions as we finalize our study protocols and review additional information. We are expanding our R&D function and our related investments for our BLA application, including those resources supporting the clinical studies in support of this regulatory process. We are also increasing the number of studies and trials supporting our reimbursement initiatives for our AmnioFix® surgical products", noted Taylor.

Balance Sheet and Cash Flow
As of March 31, 2014, total assets increased by $2.6 million to $87.3 million, compared to $84.7 million as of December 31, 2013. Cash on hand as of March 31, 2014, was $43.0 million, a decrease of $1.1 million, as compared to $44.1 million as of December 31, 2013. Cash flow from operating activities for the quarter ended March 31, 2014, was a negative $1.6 million, due to increased working capital requirements in support of sales growth as compared to a negative $2.1 million in the first quarter of 2013.

Accounts receivable increased to $19 million as of March 31, 2014, from $16.1 million as of December 31, 2013. This was largely due to the higher sales volume and the buildup of the Company’s commercial wound care sales. Inventory decreased by $240,000 to $3.6 million as of March 31, 2014, from $3.9 million as of December 31, 2013. Total liabilities remained unchanged at $11.1 million as of March 31, 2014. Stockholders’ equity increased by $2.7 million to $76.2 million as of March 31, 2014.

GAAP Earnings
The Company recorded a Net Loss of $.9 million for the quarter ended March 31, 2014, or $0.01 per diluted common share, as compared to a Net Loss of $1.6 million, or $0.02 per diluted common share, for the quarter ended March 31, 2013.

For the first quarter of 2014, Research and Development (R&D) expenses were $1.4 million or 7% of Net Sales, an increase of $.1 million over the first quarter of 2013 R&D expenses. Due to the continuation of the accelerated investment in clinical trials for reimbursement purposes, the R&D expenses remained level with the $1.4 million recorded in the fourth quarter of 2013.

Selling, general and administrative (SG&A) expenses for the first quarter of 2014 were $15.9 million, or 81% of Net Sales, a $7.5 million increase over first quarter of 2013 SG&A expenses of $8.4 million, or 72% of Net Sales, and an increase of $1.6 million over fourth quarter of 2013 SG&A expenses of $14.3 million, or 79% of Net Sales. Increases in SG&A were due to the continuation of the buildup of the Company’s direct sales force in the government accounts and commercial accounts sales channels. The addition of key management and infrastructure-related resources necessary to support the Company’s growth, including key resources in support of our reimbursement activities, also impacted the increase in SG&A expenses.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (GAAP). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before financing expense, interest, taxes, depreciation, amortization, and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

Revenue Breakdown
The Company distinguishes and reports revenue in two categories: (1) Wound Care and (2) Surgical, Sports Medicine and OEM applications. Revenue for the Company's Wound Care category comprises both the sheet and powdered form. The "Surgical, Sports Medicine and OEM" category includes primarily AmnioFix® sales for orthopedic, soft tissue repair, surgical, dental and ophthalmic uses. This category also includes grafts in both sheet and injectable form. In the first quarter of 2014, Wound Care represented 75% of revenue, and Surgical, Sports Medicine and OEM represented 25% of revenue.

The Company also provides a revenue breakdown in terms of customer type, distinguishing between government and commercial accounts. Government accounts include the Veterans Administration as well as the Department of Defense and Indian Health Services. Commercial sales include sales through distributors, OEM sales and direct sales to non-government accounts. For the quarter ended March 31, 2014, Commercial sales represented 53% and Government sales represented 47% of revenue.

Outlook for Second Quarter and Full Year 2014
The Company reaffirmed its previously communicated guidance for the second quarter and 2014 full year. As previously communicated, the Company estimates second quarter of 2014 revenue to be in the range of $21.5 million to $23.5 million and full year 2014 revenue to be in the range of $95.0 million to $110 million.

Earnings Call
MiMedx management will host a live broadcast of its first quarter results conference call on Friday, April 25, 2014, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, mothers delivering full-term Caesarean section births can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 225,000 allografts to date for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the impact of clinical trials on reimbursement coverage, the effect of expansion of the sales force on period-over-period revenue growth, the effect of the CMS reimbursement changes on revenue growth, the expectation for rapid revenue growth, the ability to add additional sales and R&D professionals in the time periods anticipated, the potential for increases in awards of coverage, favorable outcomes of clinical trials, and the Company’s projected revenues for second quarter and full year 2014. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the outcome of in-process and future clinical trials will not be as anticipated or that the Company’s clinical trials may not have the desired effect on reimbursement coverage or increased interest in our products , the expansion of the sales force might not have the expected effect on revenue growth in any particular territory or overall, the Company may not be successful in further expanding its sales force and R&D function in the time periods anticipated, the Company may not achieve its projected revenue goals, the CMS reimbursement changes prove not to be favorable to the Company, the Company may not obtain the anticipated increases in awards of coverage, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2013. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$43,019,559	$44,077,751
Accounts receivable, net	18,966,543	16,092,836
Inventory, net	3,639,094	3,880,776
Prepaid expenses and other current assets	2,278,996	1,337,408
Total current assets	67,904,192	65,388,771

Property and equipment, net of accumulated depreciation	4,288,743	4,086,106
Goodwill	4,040,443	4,040,443
Intangible assets, net of accumulated amortization	11,115,188	11,178,573
Total assets	$87,348,566	$84,693,893

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,618,753	$2,490,531
Accrued compensation	5,413,595	5,588,811
Accrued expenses	1,369,048	1,405,974
Other current liabilities	192,522	122,551
Total current liabilities	9,593,918	9,607,867

Other Liabilities	1,516,464	1,517,956
Total liabilities	11,110,382	11,125,823

Commitments and contingencies (Note 12)	—	—

Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 130,000,000 shares authorized; 105,843,137 issued and 105,793,137 outstanding as of March 31,2014 and 104,425,614 issued and 104,375,614 outstanding as of December 31, 2013	105,843	104,426
Additional paid-in capital	150,874,988	147,284,219
Treasury stock (50,000 shares at cost)	(25,000)	(25,000)
Accumulated deficit	(74,717,647)	(73,795,575)
Total stockholders' equity	76,238,184	73,568,070

Total liabilities and stockholders' equity	$87,348,566	$84,693,893

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$19,559,188	$11,556,493
Cost of sales	2,977,275	1,905,020
Gross margin	16,581,913	9,651,473

Operating expenses:
Research and development expenses	1,390,044	1,246,757
Selling, general and administrative expenses	15,851,553	8,369,010
Amortization of intangible assets	231,331	262,596

Operating income (loss)	(891,015)	(226,890)

Other income (expense), net
Amortization of debt discount	—	(1,328,439)
Interest expense, net	(21,024)	(14,804)

Income (loss) before income tax provision	(912,039)	(1,570,133)
Income tax provision	(10,033)	(50,275)

Net Income (loss)	$(922,072)	$(1,620,408)

Net income (loss) per common share - basic and diluted	$(0.01)	$(0.02)

Weighted average shares outstanding - basic and diluted	105,358,694	93,128,466

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(922,072)	$(1,620,408)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	263,131	98,751
Amortization of intangible assets	231,331	262,596
Amortization of debt discount and deferred financing costs	—	1,328,439
Share-based compensation	2,372,364	984,792
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(2,873,707)	(2,167,942)
Inventory	241,682	(933,555)
Prepaid expenses and other current assets	(941,588)	(555,692)
Other assets	—	(249,545)
Accounts payable	128,222	(194,977)
Accrued compensation	(175,216)	765,532
Accrued expenses	(36,926)	236,788
Accrued interest	—	(41,641)
Other liabilities	101,808	(11,324)
Net cash flows from operating activities	(1,610,971)	(2,098,186)

Cash flows from investing activities:
Purchases of equipment	(465,768)	(73,534)
Patent application costs	(167,946)	—
Net cash flows from investing activities	(633,714)	(73,534)

Cash flows from financing activities:
Proceeds from exercise of warrants	774,750	924,624
Proceeds from exercise of stock options	445,072	232,531
Principal payments of equipment leases	(33,329)	(14,813)
Net cash flows from financing activities	1,186,493	1,142,342

Net change in cash	(1,058,192)	(1,029,378)

Cash and cash equivalents, beginning of period	44,077,751	6,754,485
Cash and cash equivalents, end of period	$43,019,559	$5,725,107

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, and Share - Based Compensation:

	Three Months Ended March 31,
	2014	2013
Net Loss (Per GAAP)	$(922,072)	$(1,620,408)

Add back:
Income Taxes	10,033	50,275
Financing expense associated with beneficial conversion of Senior Secured Promissory Notes	—	1,328,439
Other interest expense, net	21,024	14,804
Depreciation Expense and loss on fixed asset disposal	263,131	98,751
Amortization Expense	231,331	262,596
Share - Based Compensation	2,372,364	984,792
Adjusted EBITDA	$1,975,811	$1,119,249

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com